Exhibit 3.5

CERTIFICATE OF AMENDMENT

OF

NOBLE ENERGY MIDSTREAM GP LLC

1. The name of the limited liability company is Noble Energy Midstream GP LLC (the “Company”).

2. The Certificate of Formation of the Company is hereby amended as follows:

1. The name of the limited liability company is Noble Midstream GP LLC (the “Company”).

IN WITNESS WHEREOF, the undersigned has executed this certificate on the 5th day of May 2015.

By:	/s/ John A. Huser
Name:	John A. Huser
Title:	Manager